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                                                                    Exhibit 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of XO Communications, Inc. dated February 1, 2001, and to the incorporation by reference therein of our reports dated January 21, 2000, except for note 13, as to which the date is March 20, 2000, with respect to the consolidated financial statements and schedule of Concentric Network Corporation for the year ended December 31, 1999, included in XO Communications, Inc.'s (formerly NEXTLINK Communications Inc.) Form 8-K/A dated August 21, 2000, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
January 29, 2001